News Release

NUCOR REPORTS RECORD RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2008

CHARLOTTE, NORTH CAROLINA, January 27, 2009 – Nucor Corporation (NYSE: NUE) announced today full year 2008 consolidated net earnings of a record $1.83 billion ($5.98 per diluted share), compared with net earnings of $1.47 billion ($4.94 per diluted share) in 2007.  Nucor’s consolidated net sales for 2008 increased 43% to a record $23.66 billion, compared with $16.59 billion in 2007.  Average sales price per ton increased 30% while total tons shipped to outside customers increased 10% from 2007.

Consolidated net earnings of $105.9 million ($0.34 per diluted share) for the fourth quarter of 2008 decreased 71% compared with $364.8 million ($1.26 per diluted share) earned in the fourth quarter of 2007 and decreased 86% from the $734.6 million ($2.31 per diluted share) earned in the third quarter of 2008.  Fourth quarter results were unfavorably impacted by the decrease in end-use demand for steel and the consumption of higher cost raw materials purchased earlier in the year.  Earnings were also decreased by $105.2 million in charges for impairment of non-current assets and an expense of $42.4 million for writing down inventory to the lower of cost or market.

In the fourth quarter of 2008, Nucor’s consolidated net sales decreased 6% to $4.15 billion, compared with $4.40 billion in the fourth quarter of 2007 and decreased 44% compared with $7.45 billion in the third quarter of 2008.  Average sales price per ton increased 30% from the fourth quarter of 2007 and decreased 13% from the third quarter of 2008.  Total tons shipped to outside customers were 4,294,000 tons in the fourth quarter of 2008, a decrease of 27% from the fourth quarter of 2007 and a decrease of 36% from the third quarter of 2008.

For the full year 2008, the increases in sales and net earnings are attributable in part to the significant acquisitions made by Nucor in the last two years, including Harris Steel Group, Inc. (“Harris”) in March 2007 and The David J. Joseph Company (“DJJ”) in February 2008.  Nucor has also used these two companies as platforms for additional acquisitions to grow the steel rebar fabrication and scrap businesses.

The average scrap and scrap substitute cost per ton used increased 53% from $285 in the fourth quarter of 2007 to $435 in the fourth quarter of 2008, and decreased 18% from $533 in the third quarter of 2008.  For the full year 2008, the average scrap and scrap substitute cost per ton used was $438, an increase of 58% over $278 in 2007.

In the fourth quarter of 2008, Nucor incurred a credit to value inventories using the last-in, first-out (LIFO) method of accounting of $81.2 million, compared with a charge of $92.3 million in the fourth quarter of 2007, and a charge of $140.0 million in the third quarter of 2008.  For the full year 2008, the LIFO charge was $341.8 million, compared with a charge of $194.3 million in 2007.

Total energy costs in the fourth quarter of 2008 increased $10 per ton from the fourth quarter of 2007 and increased $1 per ton from the third quarter of 2008.  For the full year of 2008, total energy costs increased $6 per ton from 2007.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR 2008 (Continued)

Approximately $85 million of the impairment charge in the fourth quarter is for the impairment of our investment in the HIsmelt joint venture in Australia.  The HIsmelt process is a blast furnace replacement technology that has the potential to be a hot metal source for electric arc furnaces.  In December 2008, production at the HIsmelt plant was suspended due to market conditions.  Given the uncertain outlook for the pig iron market and the fact that the technology is not yet fully commercialized, management decided it was appropriate to recognize an impairment of this investment.

The team at the HIsmelt facility has made considerable progress since they began their work in 2005.   For that reason, we remain optimistic about the long-term potential for commercializing the HIsmelt technology.  The joint venture expects to resume operations when pig iron market conditions improve.

In December, Nucor’s board of directors declared a cash dividend of $0.35 per share payable on February 11, 2009 to stockholders of record on December 31, 2008.

“The record sales and earnings achieved by Nucor in 2008 were accomplished in spite of the unprecedented economic and steel market conditions that we experienced in the fourth quarter,” said Dan DiMicco, Nucor’s Chairman, President and Chief Executive Officer.  “Our strong balance sheet and cash flow, our highly variable cost structure, our product diversification and, most importantly, our employees and the Nucor culture are all factors that make Nucor well positioned to survive this crisis.  Our team is focused on continuing Nucor’s long tradition of taking advantage of economic downturns to grow even stronger.”

Entering the first quarter of 2009, conditions remain as challenging as they were in the fourth quarter.  The global economy is still paralyzed by the ongoing credit crunch.  In addition to weakened end-use demand, many customers also continue to reduce their inventories due to liquidity concerns.

With dramatically lower production rates for the fourth quarter continuing into the first quarter of 2009, our larger mills have higher cost scrap and scrap substitute inventories yet to be consumed.  These iron units – predominantly pig iron at our sheet mills – were purchased prior to last fall’s collapse in the economy and scrap pricing.

As in the prior quarter, there is little forward visibility on either the economy or our industry; therefore, we will not provide first quarter numerical guidance at this time.  We see the first quarter as again being very challenging, with only marginally better earnings than the fourth quarter of 2008.  We will give an update of our business during March.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR 2008 (Continued)

Headquartered in Charlotte, N.C., Nucor makes more steel in America than any other company. Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel - in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through DJJ, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties.  Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance.  These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2007 Annual Report on Form 10-K.  The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s fourth quarter results on January 27, 2009 at 2:00 p.m. eastern time.  The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Steel Mills:
Production	3,062	5,586	20,446	22,089
Total shipments	3,426	5,684	20,932	22,347
Outside shipments	2,900	5,078	18,185	20,235

Steel Products:
Joist production	94	133	485	542
Deck sales	110	123	498	478
Cold finish sales	91	127	485	449
Fabricated concrete
reinforcing steel sales	286	198	955	583

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR 2008 (Continued)

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

NET SALES	$4,150,936	$4,396,760	$23,663,324	$16,592,976

COSTS, EXPENSES AND OTHER:
Cost of products sold	3,670,629	3,618,164	19,612,283	13,462,927
Marketing, administrative and
other expenses	145,343	147,159	750,984	577,764
Impairment of non-current assets	105,183	-	105,183	-
Interest expense, net	22,374	6,076	90,483	5,469
Minority interests	58,001	78,848	313,921	293,501
	4,001,530	3,850,247	20,872,854	14,339,661

EARNINGS BEFORE
INCOME TAXES	149,406	546,513	2,790,470	2,253,315
Provision for income taxes	43,514	181,667	959,480	781,368
NET EARNINGS	$105,892	$364,846	$1,830,990	$1,471,947

NET EARNINGS PER SHARE:
Basic	$0.34	$1.27	$6.01	$4.98
Diluted	$0.34	$1.26	$5.98	$4.94

AVERAGE SHARES OUTSTANDING:
Basic	314,135	287,916	304,525	295,779
Diluted	315,399	289,918	306,092	297,878

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR 2008 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Dec. 31, 2008	Dec. 31, 2007
Assets
CURRENT ASSETS:
Cash and cash equivalents	$2,355,130	$1,393,943
Short-term investments	-	182,450
Accounts receivable, net	1,228,807	1,611,844
Inventories	2,408,157	1,601,600
Other current assets	405,392	283,412

Total current assets	6,397,486	5,073,249

PROPERTY, PLANT AND EQUIPMENT, NET	4,131,861	3,232,998

GOODWILL	1,732,045	847,887

OTHER INTANGIBLE ASSETS, NET	946,545	469,936

OTHER ASSETS	666,506	202,052

TOTAL ASSETS	$13,874,443	$9,826,122

Liabilities and stockholders' equity
CURRENT LIABILITIES:
Short-term debt	$8,622	$22,868
Long-term debt due within one year	180,400	-
Accounts payable	534,161	691,668
Federal income taxes payable	199,044	-
Salaries, wages and related accruals	580,090	436,352
Accrued expenses and other current liabilities	351,875	431,148

Total current liabilities	1,854,192	1,582,036

LONG-TERM DEBT DUE AFTER ONE YEAR	3,086,200	2,250,300

DEFERRED CREDITS AND OTHER LIABILITIES	677,370	593,423

MINORITY INTERESTS	327,477	287,446

STOCKHOLDERS' EQUITY:
Common stock	149,628	149,302
Additional paid-in capital	1,629,981	256,406
Retained earnings	7,860,629	6,621,646
Accumulated other comprehensive (loss) income,
net of income taxes	(190,262)	163,362
	9,449,976	7,190,716
Treasury stock	(1,520,772)	(2,077,799)

Total stockholders' equity	7,929,204	5,112,917

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$13,874,443	$9,826,122

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR 2008 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Year Ended December 31,

	2008	2007
Operating activities:
Net earnings	$1,830,990	$1,471,947
Adjustments:
Depreciation	479,484	403,172
Amortization	69,423	24,384
Stock-based compensation	49,873	44,001
Deferred income taxes	(293,476)	(81,206)
Impairment of non-current assets	105,183	-
Minority interests	313,915	293,498
Settlement of derivative hedges	14,733	(18,019)
Changes in assets and liabilities
(exclusive of acquisitions):
Accounts receivable	855,572	(174,326)
Inventories	(364,280)	(102,490)
Accounts payable	(861,334)	57,259
Federal income taxes	278,663	13,332
Salaries, wages and related accruals	129,927	(42,931)
Other	(109,945)	46,685

Cash provided by operating activities	2,498,728	1,935,306

Investing activities:
Capital expenditures	(1,018,980)	(520,353)
Sale of interest in affiliate	-	29,500
Investment in affiliates	(720,713)	(31,435)
Disposition of plant and equipment	17,180	2,787
Acquisitions (net of cash acquired)	(1,826,030)	(1,542,666)
Purchases of investments	(289,423)	(487,395)
Proceeds from the sale of investments	499,709	1,687,578
Proceeds from currency derivative contracts	1,441,862	517,241
Settlement of currency derivative contracts	(1,424,291)	(511,394)

Cash used in investing activities	(3,320,686)	(856,137)

Financing activities:
Net change in short-term debt (exclusive of acquisitions)	(149,837)	(65,871)
Proceeds from issuance of long-term debt	989,715	1,322,445
Debt issuance costs	(6,937)	(9,200)
Issuance of common stock	1,996,690	12,003
Excess tax benefits from stock-based compensation	10,600	13,000
Distributions to minority interests	(275,075)	(263,086)
Cash dividends	(658,051)	(726,139)
Acquisition of treasury stock	(123,960)	(754,029)

Cash provided by (used in) financing activities	1,783,145	(470,877)

Increase in cash and cash equivalents	961,187	608,292

Cash and cash equivalents - beginning of year	1,393,943	785,651

Cash and cash equivalents - end of year	$2,355,130	$1,393,943

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211
Phone 704-366-7000 Fax 704-362-4208 www.nucor.com